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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION



                            WASHINGTON D. C.  20549

                                   FORM 11-K

                                 ANNUAL REPORT


                        Pursuant to Section 15(d) of the
                        Securities Exchange Act of 1934

                      For the year ended December 31, 1993



                    BAYBANKS SAVINGS AND PROFIT SHARING PLAN


                            (Full title of the plan)



                                 BAYBANKS, INC.

                       (Name of issuer of the securities)

                               175 Federal Street
                         Boston, Massachusetts   02110


                    (Address of principal executive office)



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
                                     INDEX
                                     -----


                 (a)          Financial Statements                                      Page No.
                              --------------------                                      --------
                          Independent Auditors' Report                                     3

                          Statements of Financial Condition,with Fund
                          Information      -  December 31, 1993 and 1992                 4-5

                          Statements of Income and Changes in
                          Plan Equity, with Fund Information-
                          Years Ended December 31, 1993,
                          1992 and 1991                                                  6-8

                          Notes to Financial Statements                                 9-15

                          Schedule 1.- Item 27a-Schedule of Assets Held
                          for Investment Purposes- December 31, 1993                      16

                          Schedule 2.- Item 27d-Schedule of Reportable
                          Transactions- Year Ended December 31, 1993                      17

                 (b)      Signature                                                       18

                 (c)      Consent of Independent Auditors                                 19



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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Profit Sharing Plan Committee (which administers the Plan) have duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                                        BAYBANKS SAVINGS AND PROFIT SHARING PLAN


                                        /s/ ILENE BEAL
                                        ---------------------------------------
                                        Ilene Beal
                                        Chairman
                                        Profit Sharing Committee


Date: June 23, 1994
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                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
BayBanks, Inc.:



We consent to the incorporation by reference in the Registration Statement (No. 2-89461) on Form S-8 of our report dated June 7, 1994, relating to the statements of financial condition of the BayBanks Savings and Profit Sharing Plan as of December 31, 1993 and 1992, the related schedules as of December 31, 1993, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 11-K of the BayBanks Savings and Profit Sharing Plan.





                                                     (Signed)  KPMG Peat Marwick


Boston, Massachusetts
June 20, 1994